Exhibit 99.1

CONTACT:

VIVUS, Inc.	The Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS Reports Third Quarter 2008 Financial Results

MOUNTAIN VIEW, Calif., November 4, 2008 VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced its financial results for the third quarter of 2008.

Third Quarter 2008 Results

Total revenue for the third quarter of 2008 was $25.5 million, as compared to $19.1 million for the third quarter of 2007.  The increase in total revenue over the third quarter last year was primarily due to the recognition of an additional $6.9 million in deferred license revenue earned from the sale in 2007 of Evamist to K-V Pharmaceutical Company (“K-V”).  Product revenues from the sale of MUSE in the third quarter of 2008 were $4.4 million as compared to $5.0 million in the third quarter of 2007.  The decrease was in part due to fewer shipments to our European distributor in the third quarter of 2008 as compared to 2007.

License and other revenue will be significant on a quarterly basis until all of the revenue from the sale of Evamist is recognized, currently expected to be May 2009.  Since we have received the $150 million in cash from the sale of Evamist and we have no related contingencies, the recognition of license revenue and the corresponding reduction of deferred revenue related to the Evamist sale will have no impact on our cash flows from operations in future periods.

Net income for the third quarter of 2008 was $266,000 or $0.00 per share, compared to net income of $1.3 million or $0.02 per share for the same period last year. The lower net income in the third quarter of 2008 as compared to the net income in the third quarter of 2007 is primarily due to an increase in operating expenses of $7.6 million partially offset by the recognition of additional K-V deferred license revenue in the third quarter of 2008. The increase in operating expenses was due to an increase in spending in support of our clinical trial program for Qnexa, our investigational product candidate for the treatment of obesity (currently in phase 3 clinical studies).

Nine Month 2008 Results

For the nine-month period ending September 30, 2008, total revenues were $73.4 million, compared to $24.9 million for the same period in 2007. The increase in total revenues is primarily due to the recognition of the K-V deferred license revenue. Net loss for the nine months ended September 30, 2008 was $3.2 million, or $0.05 per share, compared to a net loss of $12.7 million or $0.22 per share for the same period in 2007. The decrease in net loss in the nine months ended September 30, 2008 as compared to the same period in 2007 is primarily due to the recognition of the K-V deferred license revenue partially offset by an increase in operating expenses related to our phase 3 clinical trials of Qnexa, our investigational product candidate for the treatment of obesity.

Cash, Cash Equivalents, and Available for Sale Securities

VIVUS had cash, cash equivalents and available-for-sale securities of $204.1 million at September 30, 2008, as compared to $179.5 million at December 31, 2007.  The increase in cash, cash equivalents and available-for-sale securities of $24.6 million for the nine-month period is the net result of cash provided by financing activities for the first nine months of 2008 of $78.4 million offset by cash used for operating activities of $47.7 million. Included in the financing activities are $63.7 million in net proceeds received from a registered direct offering of our common stock and cash receipts of $13.9 million from the Deerfield financing transaction.

“The highlight of the third quarter was the successful completion of an offering of common stock to new and existing institutional investors resulting in net proceeds of $63.7 million,” stated Leland Wilson, president and chief executive office of VIVUS.  “The phase 3 trials for Qnexa in obesity are proceeding as planned.  We look forward to the December 2008 expected release of top-line data from the EQUATE obesity study as well as release of the top-line data from the extension study in diabetes.”

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational product candidates addressing obesity and sexual health. The investigational pipeline includes: Qnexa™, which is in phase 3, for the treatment of obesity and has completed a phase 2 study for the treatment of type 2 diabetes; avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (“ED”) and Luramist™ (Testosterone MDTS®), for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (“HSDD”). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com/.

Note to Investors

As previously announced, VIVUS will hold a conference call to discuss the second quarter financial results today, November 4, 2008, beginning at 1:30 p.m. Pacific Time. You can listen to this call by dialing 1-800-599-9816 and outside the U.S. 1-617-847-8705, and entering passcode 60565682. A 30-day archive of the call can be accessed at http://ir.vivus.com/.

A replay of the conference call will be available beginning at 6:30 p.m. PT on November 4, 2008 for two weeks. Access numbers for this replay are: 1-888-286-8010 (U.S./Canada) and 1-617-801-6888 (international). The access code for the replay is 80499362.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission.

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VIVUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
US product, net	$3,774	$4,075	$7,785	$7,572
International product	657	944	2,511	3,003
License and other revenue	21,046	14,069	63,138	14,300

Total revenue	25,477	19,088	73,434	24,875

Operating expenses:
Cost of goods sold and manufacturing	2,547	2,736	8,263	8,498
Research and development	15,590	8,644	54,296	15,610
Selling, general and administrative	4,502	3,691	13,099	11,988

Total operating expenses	22,639	15,071	75,658	36,096

Income (loss) from operations	2,838	4,017	(2,224)	(11,221)

Interest (expense) income, net of loss on other-than-temporarily impaired investments	(2,567)	1,686	(1,008)	2,867

Income (loss) before provision for income taxes	271	5,703	(3,232)	(8,354)

Provision for income taxes	(5)	(4,382)	(15)	(4,394)

Net income (loss)	$266	$1,321	$(3,247)	$(12,748)

Net income (loss) per share:
Basic and diluted	$0.00	$0.02	$(0.05)	$(0.22)

Shares used in per share computation:
Basic	66,122	58,627	61,801	58,449
Diluted	67,784	59,492	61,801	58,449

VIVUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value amount)

	September 30	December 31
	2008	2007*
	(unaudited)
Current assets:
Cash and cash equivalents	$96,187	$37,838
Available-for-sale securities	104,971	141,672
Accounts receivable, net	2,516	4,202
Inventories, net	3,108	2,567
Prepaid expenses and other assets	3,541	5,313
Total current assets	210,323	191,592
Property and equipment, net	6,845	7,417
Restricted cash	700	700
Available-for-sale securities, non-current	2,964	—
Total assets	$220,832	$199,709

Current liabilities:
Accounts payable	$9,488	$7,768
Deferred revenue-short term	52,788	84,183
Accrued and other liabilities	14,068	9,411
Total current liabilities	76,344	101,362

Notes payable	8,516	5,062
Deferred revenue-long term	1,376	33,118
Total liabilities	86,236	139,542

Commitments and contingencies

Stockholders’ equity:
Common stock; $.001 par value; shares authorized 200,000; shares outstanding - 69,361 at September 30, 2008; 58,873 at December 31, 2007	69	59
Additional paid-in capital	308,604	230,005
Accumulated other comprehensive loss	(1,001)	(68)
Accumulated deficit	(173,076)	(169,829)
Total stockholders’ equity	134,596	60,167
Total liabilities and stockholders’ equity	$220,832	$199,709

* The Condensed Consolidated Balance Sheet at December 31, 2007 has been derived from the Company’s audited financial statements at that date.